Exhibit 4

EMMET, MARVIN & MARTIN, LLP

COUNSELLORS AT LAW

WRITER’S DIRECT DIAL	120 BROADWAY NEW YORK, NEW YORK 10271 _____ (212) 238-3000 (212) 6531760 _____ FAX: (212) 238-3100 FAX: (212) 653-1730 http://www.emmetmarvin.com

177 MADISON AVENUE

MORRISTOWN, NEW JERSEY 07960

(973) 538-5600

FAX: (973) 538-6448

1007 ORANGE STREET, SUITE 1460

WILMINGTON, DELAWARE 19801

(302) 472-7000

FAX:  (302) 472-7120

1351 WASHINGTON BOULEVARD

STAMFORD, CONNECTICUT 06902-4543

(203) 425-1400

FAX: (203) 425-1410

March 18, 2005

The Bank of New York

  as Depositary

101 Barclay Street

New York, New York  10286

Re:	American Depositary Receipts for Common Shares of Palfinger AG

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") for common shares of Palfinger AG, for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP

EMM-780538_1